Exhibit 10.1

First Amendment to the Advisory Agreement by and Between
Chertoff Group, L.L.C. and BioNeutral Group, Inc.

This First Amendment to the Advisory Agreement dated 26 August 2009 (the “Amendment”), dated this 3rd day of February 2010 (the “Amendment Effective Date”), by and between Chertoff Group, L.L.C. (“Advisor”), a Delaware limited liability company, and BIONEUTRAL GROUP, INC. (the “Company”), a Nevada corporation; together “the Parties”.

WHEREAS Advisor and Company entered into an Advisory Agreement on 26 August 2009 (the “Agreement”); and

WHEREAS, Advisor provides certain professional services (the “Services”) to Company as set forth in Appendix A of the Agreement; and

WHEREAS, Company engaged Advisor to perform the Services, for good and valuable consideration, as more fully described in Appendix A; and

WHEREAS both parties now wish to amend portions of Appendix A to reflect a modified scope of Services, Personnel, and Fees and to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.           Appendix A to the Agreement is hereby amended by deleting the section entitled “Services” in its entirety and substituting the following therefor:

Services

Advisor hereby agrees that during the Term of Services (as defined below) to consult with the board of directors of Company (the “Board”) and management of Company and its subsidiaries in such manner as may be reasonably requested by Company on the following matters:

•
Consult with BioNeutral’s Chief Scientific Officer (CSO) and advise the Company regarding the EPA submission process for Ygiene to attempt to prevent any delays on the Ygiene antimicrobial formula selected;

•	Identification of specific business opportunities in the household and consumer area for Ygiene™ and Ogiene™ and such opportunities where the Company should focus its efforts;

•	Identification of specific business opportunities in the federal and civilian medical and healthcare space for Ygiene™ and Ogiene™ and such opportunities where the Company should focus its efforts;

•	Identification of specific business opportunities in the homeland security and defense markets for Ygiene™ and Ogiene™ and such opportunities where the Company should focus its efforts;

•	Identification of specific business opportunities in the regulated and non-regulated areas for Ygiene™ and Ogiene™ and such opportunities where the Company should focus its efforts;

•
Identification of specific business opportunities and licensing agreements with large companies in the household and healthcare market areas for Ygiene™ and Ogiene™ and such opportunities where the Company should focus its efforts;

•	Identification of specific business opportunities for domestic vs. foreign markets and such opportunities where the Company should focus its efforts;

•	Development of a strategy for commercialization of Ygiene™ and Ogiene™ and other Company products in international markets;

•	Recommendation of an action plan for moving forward with respect to each of the foregoing items; and

•	Other advisory services that may be mutually agreed upon in writing.

2.           Appendix A to the Agreement is hereby amended by deleting the section entitled “Personnel” in its entirety and substituting the following therefor:

Personnel

During the Term of Services, Advisor (i) shall make the Honorable Jeffrey W. Runge, MD, available for 40 hours of service per month to provide the Services, and (ii) shall, at the request of the Company, provide and devote to the performance of the Services such employees, agents and representatives of Advisor, and for such time, as Advisor shall deem appropriate for performance of the Services required hereunder.

In the event Dr. Runge is unable or unavailable to provide the Services contemplated hereunder, Advisor shall provide a qualified individual to provide such Services, who must be reasonably satisfactory to the Company.  If Advisor does not provide a qualified replacement reasonably acceptable to the Company within a reasonable period of time, Company may, subject to the terms of this Agreement, engage another person not affiliated with Advisor to provide such Services and deduct the costs of such person’s compensation from Advisor’s compensation under the Agreement.

Company acknowledges and agrees that (i) each member or employee of Advisor providing any of the Services hereunder is doing so as, as applicable, as a member and/or employee of Advisor and not as an employee or officer of Company or its affiliates; (ii) no member or employee of Advisor shall owe any fiduciary or other duty to Company or its subsidiaries and Company hereby releases and agrees not to pursue any claim to the contrary and agrees to cause its subsidiaries to do likewise; and (iii) neither Company nor any of its subsidiaries or any of their stockholders, affiliates, directors, officers or employees will represent or imply that any member or employee of Advisor is providing services to Company and its subsidiaries in any capacity other than as a member or employee of Advisor; it being understood and agreed that Company may refer to Dr. Runge as Senior Medical Advisor to the Company.

3.           Effective December 1, 2009, Appendix A to the Agreement is hereby amended by deleting the paragraph entitled “Consulting Fee” that is part of the Section entitled “Fees” and substituting the following therefor:

Consulting Fee: On the first day of each month during the Term (each, a “Payment Date”) commencing January 1, 2010, Company shall pay to Advisor (regardless of whether an invoice has been prepared or received) a monthly advisory fee of $28,000 in immediately available funds (the “Advisory Fee”).  In the event that, (i) Dr. Runge devotes more than 40 hours of services in any particular month or (ii) or any other person associated with Advisor provides services during any particular month, the Company shall pay Advisor at its then in effect normal hourly rate for such services.  Advisor shall deliver to the Company, by not later than the thirtieth (30th) day of each month, a reasonably detailed description (including the number of hours) of the Services provided during the prior month during the Term.

4.           Appendix A to the Agreement is hereby amended by deleting the Section entitled “Term of Services” in its entirety and substituting the following therefor:

The Term of Services will be the 12-month period commencing upon the execution of this Agreement.  The parties agree that at or prior to the end of the initial Term of Services, they will review the terms of this Appendix A to determine whether changes or modifications are required.  In the event neither party request modifications to this Appendix A at the end of the initial or any extended Term of Services, the Term of Services shall be extended for an additional 12 months.  If either party requests modifications to this Appendix A, the parties agree to engage in good faith negotiations regarding such changes.  In the event that there is a request for, but the parties are unable to agree to, modifications to this Appendix A, the terms of this Appendix A in effect immediately prior to such request shall continue to apply during the Term.

5.           Section 9 of the Agreement is hereby amended and restated in its entirety as follows:

“9.           WORK PRODUCT.

Upon full payment of all amounts due to Advisor in connection with this Agreement, all right, title and interest in any deliverables Advisor has provided to Company will become Company’s sole and exclusive property, except as set forth below.  Advisor will retain sole and exclusive ownership of all right, title and interest in its work papers, proprietary information, processes, methodologies and know how, including such information as existed prior to, during or after the delivery of the Services and anything which Advisor may discover, create or develop during the provision of the Services.  To the extent that any of the items described in the preceding sentence are included in, or are necessary for the use of, any of the deliverables provided to Company, Advisor hereby grants to Company a non-exclusive, perpetual, irrevocable, paid-up, royalty-free, transferable license, with the right to sublicense, subject to the terms of this Agreement, to use, copy, distribute, modify and otherwise exploit any such items in connection with Company's use of such deliverables.”

6.           The Company agrees that no event that has occurred on or prior to the Amendment Effective Date constitutes “Cause”, as defined in Section 4(b) of the Agreement, and the Company hereby waives any right it may have to claim that any event occurring on or before the Amendment Effective Date constitutes “Cause” for purposes of the Agreement.   Advisor hereby waives any right it may have had to claim “Good Reason” as a result of the Company’s failure to pay the full amount of the November 2009 Advisory Fee, the Company’s failure to pay the December, 2009 Advisory Fee, or the Company’s failure to deliver the Equity Award prior to September 30, 2009 or any other event that would constitute “Good Reason” under Section 4(b) of the Agreement of which Advisor has actual knowledge on the Amendment Effective Date.

7.           Except as specifically set forth herein, the provisions of the Agreement shall continue in full force and effect in accordance with their terms.

* * * * * * * * * *

IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Amendment as of the day and year first set forth above.

Company	Advisor
By:	By:
Print Name: Stephen J. Browand	Print Name:
Title: Chief Executive Officer	Title:

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